Exhibit 1.01

Conflict Minerals Report of AmerisourceBergen Corporation
For the Reporting Period from January 1, 2022 to December 31, 2022

1. Introduction

This Conflict Minerals Report of AmerisourceBergen Corporation ("AmerisourceBergen" or the "Company") for the reporting period from January 1, 2022 to December 31, 2022 (the "Reporting Period") has been prepared in accordance with Rule 13p-1 ("Rule 13p-1") under the Securities Exchange Act of 1934, as amended.

Rule 13p-1 and Form SD impose certain reporting obligations regarding products that companies manufacture or contract, when (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, wolframite and their derivatives, which are limited to tantalum, tin, and tungsten (collectively, "3TG Minerals"), excepting 3TG minerals that, prior to January 31, 2013 were outside the supply chain; (b) the 3TG Minerals are necessary to the functionality or production of those products; and (c) the 3TG Minerals originated in in the Democratic Republic of the Congo or in a country that shares an internationally recognized border with the Democratic Republic of the Congo (the "Covered Countries").

Registrants that manufacture, or contract to manufacture, products that contain, or components that use, 3TG Minerals must conduct in good faith a reasonable country of origin inquiry ("RCOI") designed to determine whether any of the 3TG Minerals originated in the Covered Countries or are from recycled or scrap sources. If, based on such inquiry, the registrant knows or has reason to believe that any of the 3TG Minerals contained in its products originated or may have originated in a Covered Country and knows or has reason to believe that such 3TG Minerals may not be from recycled or scrap sources, the registrant must conduct due diligence on the sources and chain of custody to conclude if the 3TG Minerals contained in those products did or did not directly or indirectly finance or benefit armed groups in the Covered Countries.

2. Company Overview
AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. AmerisourceBergen delivers innovative programs and services designed to increase the effectiveness and efficiency of the pharmaceutical supply chain in both human and animal health. More specifically, AmerisourceBergen distributes a comprehensive offering of brand-name, specialty brand-name, and generic pharmaceuticals, over-the-counter healthcare products, home healthcare supplies and equipment, and related services to a wide variety of healthcare providers located in the United States and select global markets, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order pharmacies, medical clinics, long-term care and alternate site pharmacies, physician practices, medical and dialysis clinics, veterinarians, and other customers. Additionally, AmerisourceBergen furnishes healthcare providers and pharmaceutical manufacturers with an assortment of related services, including data analytics, outcomes research, reimbursement and pharmaceutical consulting services, niche premium logistics services, inventory management, pharmacy automation, pharmacy management, and packaging solutions.

3. Product Description
For the Reporting Period, AmerisourceBergen identified five types of products that it manufactures or contracts to have manufactured that contain 3TG Minerals necessary to the functionality or production of such products (such products are referred to herein as "Covered Products"). Accordingly, AmerisourceBergen conducted in good faith a RCOI to determine whether any of the 3TG Minerals in the Covered Products originated in the Covered Countries.

A business in the Company's Pharmaceutical Distribution Services operating segment provides technology solutions for physician practices in the form of automated cabinets that are designed to assist in inventory management and refrigerated medication storage. These cabinets contain necessary 3TG Minerals. The Company's MWI Animal Health business has a weight-based flow control and monitoring device for animal feed, a liquid application system for animal feed, surgical instruments, and surgical implants that also contain necessary 3TG Minerals.
AmerisourceBergen does not directly purchase any 3TG Minerals from any source. AmerisourceBergen is a downstream company in the supply chain, and there are many third parties in the supply chain between the ultimate manufacturer of each Covered Product and the original sources of 3TG Minerals. AmerisourceBergen must therefore rely on its suppliers to provide information regarding the origin of the 3TG Minerals in the Covered Products.

4. Reasonable Country of Origin Inquiry
For the Covered Products, AmerisourceBergen completed a RCOI utilizing the Responsible Minerals Initiative's Minerals Reporting Template ("CMRT") for data collection. To conduct the RCOI, direct suppliers were engaged to collect information regarding the presence and sourcing of necessary 3TG Minerals used in the Covered Products. Information was collected and stored using an online platform provided by a third-party supply-chain consultant. AmerisourceBergen, with the assistance of the consultant, reviewed the information to determine whether any necessary 3TG Minerals originated in the Covered Countries or were from recycled or scrap sources.

Supplier Engagement

AmerisourceBergen conducted the following steps to obtain information from suppliers:

•The Company sent an introduction email to direct suppliers determined to be in-scope, describing the Company's conflict minerals compliance program requirements and the Covered Products containing raw materials acquired from the supplier, and identifying the Company's third-party supply-chain consultant as a partner in the program.
•Following the introductory email, the consultant sent a subsequent email to suppliers containing a registration and survey request link for an on-line data collection platform.
•In an effort to increase awareness of the conflict minerals compliance program, the initial registration email identified a conflict minerals supplier resource center, which was established and is maintained by the Company's third-party supply-chain consultant. The supplier resource center contains, among other things, frequently asked questions concerning necessary conflict minerals tracing and serves as an educational tool to enable the Company's suppliers to develop a deeper understanding of the program and why information was being requested. There were also opportunities for suppliers to participate in webinars providing information on the Securities and Exchange Commission’s rules related to conflict minerals.
•Following the initial introduction to the program and the information request, the consultant sent up to three reminder emails to each non-responsive supplier requesting survey completion.
•If, after these efforts, a given non-responsive supplier did not register with the system or provide the information requested, an escalation process was initiated. The escalation process consisted of direct outreach by the Company contacting these suppliers by email to request their participation in the program.

Information Requested

Suppliers were asked to provide information regarding the sourcing of necessary 3TG Minerals included in supplies they sold to AmerisourceBergen with the ultimate goal of identifying the smelters or refiners and associated mine countries of origin. Suppliers that had already performed a RCOI through the use of the CMRT were asked to upload this document into the consultant’s system or to provide this information in the online survey version.

Quality Assurance
Supplier responses were evaluated by the third-party supply-chain consultant for plausibility, consistency, and gaps. The consultant also conducted additional outreach with specific suppliers as needed to address issues, including incomplete data on CMRT reporting templates, responses that did not identify smelters or refiners for listed minerals, and smelters or refiners with information that could not be verified.

Reasonable Country of Origin Inquiry Results

A total of nine suppliers were identified by AmerisourceBergen as in-scope for conflict mineral regulatory purposes and contacted as part of the RCOI process. Seven of the in-scope suppliers (78%) responded with a CMRT. Of the seven suppliers that responded with a CMRT, four (57%) confirmed that one or more of the necessary 3TG Minerals are necessary to the functionality or production of the products that they supply to AmerisourceBergen.

Suppliers indicating use of necessary 3TG Minerals identified a total of 342 smelters and refiners that may have been used to supply the 3TG Minerals contained in the products sold to AmerisourceBergen for its Covered Products. Based on the Company's third-party supply-chain consultant’s smelter and refiner database, 52 of the 342 smelters or refiners may source necessary 3TG Minerals from the Covered Countries. Out of the 52 smelters and refiners with indicia of sourcing from Covered Countries, 44 are certified as conflict-free pursuant to the Responsible Minerals Initiative's Responsible Minerals Assurance Process and/or the London Bullion Market Good Delivery Program. For eight of the 52 smelters and refiners with indicia of sourcing from the Covered Countries, there is no corresponding conflict-free certification. To the extent that a smelter or refiner identified by a supplier was not certified as conflict-free by an independent third party, the Company’s third-party supply-chain consultant attempted to contact that smelter or refiner to gain information about its sourcing practices.

The suppliers reported the smelter and refiner information at a company level and not at a product level. Therefore, based on the information reported by the suppliers, AmerisourceBergen was unable to determine whether any of the identified smelters or refiners were in its supply chain. In addition, due to the lack of detail provided by the suppliers, AmerisourceBergen was unable to confirm that the 3TG Minerals in its products were processed by any particular smelter or smelters and is, therefore, unable to identify the processing facilities, country of origin, mine or location of origin of such 3TG Minerals.

5. Design of and Implementation of Due Diligence
AmerisourceBergen's due diligence process is based on the Organization for Economic Cooperation and Development's (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition (2016). It is important to note that the OECD Guidance was written for both upstream and downstream companies in the supply chain. As AmerisourceBergen is a downstream company in its supply chain, its due diligence practices were tailored accordingly.

Due diligence measures undertaken by AmerisourceBergen that are consistent with the OECD Guidance include the following:

•Adopted a conflict minerals policy; AmerisourceBergen's conflict minerals policy is publicly available at investor.amerisourcebergen.com.
•Included requirements in AmerisourceBergen’s Supplier Code of Conduct for suppliers to support the Company’s commitment to reduce and, where possible, eliminate from its supply chain the use of conflict minerals, and to take reasonable steps to track the source of minerals used in their products.
•Used an internal team to conduct supply chain due diligence.
•Used a third-party consultant to assist with due diligence of its supply chain.
•Attempted to identify the smelters or refiners in its supply chain.

•To the extent that a smelter or refiner identified by a supplier was not certified as conflict-free by an independent third party, attempted to contact that smelter or refiner to gain information about its sourcing practices.
•Reported risk management findings to senior management.
•Reports annually on supply chain due diligence.

The Specialized Disclosure Report on Form SD and this Conflict Minerals Report are publicly available on the Company’s website at investor.amerisourcebergen.com.

6. Steps to Improve Due Diligence and Risk Mitigation

For future reporting periods, AmerisourceBergen intends to improve upon its supply chain due diligence efforts and its efforts to reduce the risk of the necessary 3TG Minerals benefiting armed groups in the Covered Countries via the following measures:
•Continue to assess the presence of necessary conflict minerals in its supply chain.
•Clearly communicate expectations with regard to supplier performance, transparency, and sourcing, including informing suppliers of the AmerisourceBergen Conflict Minerals Policy.
•Continue to engage with suppliers to improve the accuracy and completeness of the information provided to AmerisourceBergen about AmerisourceBergen’s supply chain.
•Continue to compare the RCOI results to information collected via independent conflict-free smelter validation programs, such as the Conflict Free Sourcing Initiative's Conflict-Free Smelter Program.
•Review the work performed by the third-party supply-chain consultant to evaluate its contributions to AmerisourceBergen's conflict minerals compliance program.

Forward-Looking Statements

This Conflict Minerals Report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the Company's intentions and plans to improve upon its supply chain due diligence and risk mitigation efforts. These statements are subject to various risks, uncertainties, and other factors, including, among other matters, the Company's suppliers' responsiveness and cooperation with the Company's due diligence efforts, the Company's ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, political and regulatory developments, whether in the Covered Countries, the United States, or elsewhere, and whether industry organizations and initiatives and third-party consultants remain effective as a source of external guidance and support to the Company in its conflict minerals compliance process. Forward-looking statements are based on management's current views, beliefs, and expectations of future events based on certain assumptions. Forward-looking statements are not guarantees of future performance. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect the Company’s future determinations under Rule 13p-1.